Exhibit 17.2

Peter Berry
74 Costa Brava
Laguna Niguel, CA 92677

February 20, 2009

Mr. Larry Stambaugh, Chairman
CryoPort, Inc.
20382 Barents Sea Circle
Lake Forest, CA 92630

Dear Larry,

Effective February 20, 2009, I am resigning as President and Chief Executive Officer of CryoPort, Inc. and CryoPort Systems, Inc to assume my new position as advisor to CryoPort, Inc.'s new Chief Executive Officer as set forth in the Consulting Agreement entered into between myself and CryoPort, Inc.

Sincerely,

/s/ Peter Berry
Peter Berry